 EXHIBIT 10.4

PERFORMANCE RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of ______________ (the “Grant Date”), between CYBERONICS, INC., a Delaware corporation (the “Company”), and ______________________ (the “Grantee”).

1. Award.  Pursuant to the CYBERONICS, INC. 2009 STOCK PLAN (the “Plan”), as of the Grant Date, ___________ shares (the “Restricted Shares”) of the Company’s common stock shall be issued as hereinafter provided in the Grantee’s name subject to certain restrictions thereon.  The Grantee hereby acknowledges receipt of a copy of the Plan and the Prospectus relating thereto pursuant to the Securities Act of 1933, as amended, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.  All terms used herein shall have the meaning ascribed to such terms in the Plan unless the context herein clearly requires otherwise.

2. Restricted Shares.  The Grantee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a) Forfeiture Restrictions.  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions, and in the event of termination of the Grantee’s service relationship with the Company (as provided in Section 5) for any reason other than as provided in Section 2(b), the Grantee shall, for no consideration, forfeit to the Company all Restricted Shares then subject to the Forfeiture Restrictions.  The prohibition against transfer and the Grantee’s obligation to forfeit and surrender the Restricted Shares to the Company upon either the Grantee’s termination of service or the failure to meet the Performance Objectives, as set forth below, are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b) Vesting/Lapse of Forfeiture Restrictions.  So long as the Grantee continues in a service relationship with the Company (as provided in Section 5)

 [Percentage 3] of the Restricted Shares, or a portion thereof ([Percentage 1 or Percentage 2]) as indicated in the table below, shall vest and the Forfeiture Restrictions thereon shall lapse on the date the Company files its Annual Report on Form 10-K for each of fiscal years [Year 1], [Year 2], [Year 3], and [Year 4] to the extent that the [income from operations][net sales] reported by the Company for such fiscal year exceeds a corresponding target amount shown in the table below; provided that, Restricted Shares that did not vest at the end of any fiscal year other than fiscal [Year 4] shall vest on the date the Company files its Annual Report on Form 10-K for fiscal [Year 4] if the [income from operations][net sales] reported by the Company for fiscal [Year 4] exceeds $[].]

[all of the Restricted Shares shall vest and the Forfeiture Restrictions shall lapse on the date, between November 1, [Year 3] and October 30, [Year 4], that either (i) the 50-day average closing price of the Company’s common stock exceeds $[ ] or (ii) the ratio of the 50-day average closing price of the Company’s common stock to $[] exceeds by a factor of at least [] the ratio of the 50-day average of the Standard & Poor’s Healthcare Equipment Index (IHEY) (or its equivalent, if that index is not reported at that date) to [].  If, as of October 30, [Year 4], neither of the foregoing vesting conditions has been met, then 75% of the Restricted Shares shall vest and the Forfeiture Restrictions thereon shall lapse if the 50-day average closing price of the Company’s common stock exceeded $[] at any time between November 1, [Year 3] and October 30, [Year 4].  If, as of October 30, [Year 4], none of the foregoing vesting conditions has been met, then 50% of the Restricted Shares shall vest and the Forfeiture Restrictions thereon shall lapse, if the 50-day average closing price of the Company’s common stock exceeded $[] at any time between November 1, [Year 3] and October 30, [Year 4].]

Notwithstanding the foregoing vesting schedule, the Forfeiture Restrictions shall lapse in full as to all of the Restricted Shares on the earlier of (i) a Change of Control (as defined in the Plan) or (ii) the termination of the Grantee’s service relationship with the Company due to the Grantee’s Disability (as defined in the Plan) or death.

Percentage of Shares Earned Each Fiscal Year	Fiscal [Year 1] [Income from Operations] [Net Sales] Targets	Fiscal [Year 2] [Income from Operations] [Net Sales] Targets	Fiscal [Year 3] [Income from Operations] [Net Sales] Targets	Fiscal [Year 4] [Income from Operations] [Net Sales] Targets
[Percentage 1]%
[Percentage 2]%
[Percentage 3]%

(c)           Issuance of Restricted Shares.  Shares representing Restricted Shares shall be issued in book entry or electronic form, registered in the Grantee’s name, pursuant to which the Grantee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive, when paid, cash dividends (provided, however, that all dividends paid in shares of the Company’s stock and distributions other than cash dividends shall be subject to the Forfeiture Restrictions applicable to the Restricted Shares with respect to which such dividends or other distributions were paid and shall be held by the Company until such Restricted Shares are vested or forfeited).  The Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions with respect to such shares have expired, and a breach of the terms of this Agreement shall cause a forfeiture of all then remaining Restricted Shares.  Upon the lapse of the Forfeiture Restrictions without forfeiture of the Restricted Shares, the Company shall cause the vested Restricted Shares to be deposited into Grantee’s Merrill Lynch brokerage account in accordance with Company policy.

(d)           Corporate Acts.  The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.  The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement.

3.           Taxes.  The Grantee acknowledges that the Grantee, and not the Company, shall be liable for and shall pay all taxes engendered with respect to the grant or vesting of Restricted Shares (and any dividends or distributions thereon) and that, under current tax law, the Company is not required to withhold taxes with respect to this Award.  If such tax laws change, the Grantee agrees to make arrangements for the withholding of taxes that are acceptable to the Company.

4.           Status of Stock.  The Grantee agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  The Grantee also agrees that (i) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5.           Service Relationship.  For purposes of this Agreement, the Grantee shall be considered to be in the service of the Company as long as the Grantee remains an Employee, Consultant or Director (as those terms are defined in the Plan).  Nothing in the adoption of the Plan, or the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon the Grantee the right to continued service with the Company or affect in any way the right of the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, the Grantee’s employment by the Company shall be on an at-will basis and the employment relationship may be terminated at any time by either the Grantee or the Company for any reason whatsoever, with or without cause.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Administrator, and its determination shall be final.

6.           Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to the Grantee at his or her principal place of employment or if sent by overnight courier, with confirmation, to the Grantee at the last address the Grantee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by overnight courier, with confirmation, to the Company at its principal executive offices.

7.           Amendment.  Except as permitted by Section 15 of the Plan, this Agreement may not be modified in any respect except by a written agreement signed by the Grantee and an officer of the Company who is expressly authorized by the Company to execute such document.

8.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

9.           Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Grantee has executed this Agreement, all effective as of the Grant Date.

CYBERONICS, INC.

By:___________________________________
David S. Wise, Senior Vice President,
& Chief Administrative Officer

GRANTEE:

______________________________________